FARMOUT AND JOINT VENTURE AGREEMENT

BETWEEN

TASEKO MINES LIMITED,

NORTHERN DYNASTY MINERALS LTD.,

AND

ROCKWELL VENTURES INC.

THIS AGREEMENT dated for reference the 1st day of December, 2003.

BETWEEN:

TASEKO MINES LIMITED having an office at, Suite 1020-800 West Pender Street, Vancouver British Columbia, V6C 2V6

(hereinafter called “Taseko”)

OF THE FIRST PART

AND:

NORTHERN DYNASTY MINERALS LTD., having an office at Suite 1020-800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(hereinafter called “NDM”)

OF THE SECOND PART

AND:

ROCKWELL VENTURES INC., having an office at Suite 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(hereinafter called “RCW”)

OF THE THIRD PART

WHEREAS:

(A)               Taseko beneficially owns, through Gibraltar Mines Ltd., 100% of the Property (as hereinafter defined).

(B)               Taseko has agreed to grant to NDM and RCW rights to earn working Interests in the Property by providing funds for exploration work to be conducted on the Property in conjunction with other exploration work Taseko is conducting on the Property.

(C)               For a period of 150 days after NDM and RCW have earned an Interest in the Property, Taseko will have the option of purchasing NDM and RCW’s Interest in the Property on the terms and conditions of this Agreement.

(D)                If Taseko does not exercise its option to purchase either NDM’s or RCW’s Interest in the Property, Taseko will form a joint venture with such Optionee to coordinate exploitation of their working interests and to consider further exploration and development of the Property.

NOW, THEREFORE, THIS AGREEMENT WITNESSES that, in consideration of $1.00 now paid by each of NDM and RCW to Taseko and the mutual covenants and agreements herein contained, the parties hereto mutually agree as follows:

ARTICLE 1

INTERPRETATION

Definitions

1.1               In this Agreement the following words and phrases shall have the following meanings:

(a)               “Affiliate” means, in respect of a party hereto, a corporation with which that party is affiliated within the meaning of subsection 1(2) of the Securities Act (British Columbia).

(b)               “Associated Company” means, in respect of a party hereto:

(i)               any corporation which beneficially owns, directly or indirectly, securities carrying more than 30% of the voting rights attached to the outstanding securities of such party;

(ii)              any corporation in respect of which such party beneficially owns, directly or indirectly, securities carrying more than 30% of the voting rights attached to the outstanding securities of such corporation; or

(iii)             any corporation in respect of which corporations referred to in clauses (i) and (ii) hereof beneficially own, directly or indirectly, in the aggregate, more than 30% of the voting rights attached to the outstanding securities of such corporation.

For the purposes hereof, beneficial ownership shall include securities deemed beneficially owned within the meaning of subsection 1(4) of the Securities Act (British Columbia).

(c)               “Business Day” means a day, other than a Saturday, Sunday or Statutory Holiday on which the main branch of Canadian Imperial Bank of Commerce in Vancouver, British Columbia is open to the public for the transaction of business.

(d)               “Call” means Taseko’s right to purchase each Optionee’s Interest in the Property in certain events as described in Article 5.

(e)               “Call Notice” means notice in the form of Schedule “2”.

(f)               “Call Price” has the meaning set out in paragraph 5.3.

(g)               “CEDOE” means expenses that are prescribed to be Canadian exploration and development overhead expenses for the purposes of the Tax Act.

(h)               “CEE” means Canadian exploration expense as defined in s.66.1(6) of the Tax Act.

(i)               “Earn-In Date” means the dates that the Optionees have earned their respective Interests which shall be the date which is the earlier of:

(a)               the date the Optionee has advanced funds in the amount equal to its Extent of Participation to Taseko pursuant to Section 3.3 of this Agreement;

(b)               the date the Optionee ceases to provide funds to Taseko in accordance with Section 3.3 of this Agreement; and

(c)               the date the Optionee provides notification to Taseko that the Optionee will not be providing further funds to Taseko.

(j)               “Expenditures” means all costs, expenses, obligations and liabilities of whatever kind or nature spent or incurred or deemed incurred hereunder in connection with the exploration and development of the Property including, without limiting the generality of the foregoing:

(i)               monies expended in maintaining the Property in good standing, including any monies expended in doing and filing assessment work and any future vendor’s or royalty payments;

(ii)               monies expended in doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing;

(iii)             monies expended in paying the fees, including legal and other professional fees and disbursements, wages, salaries, travelling expenses and fringe benefits (in an amount equal to 30% of salaries, whether or not required by law) of Optionee’s (or its affiliates’) personnel engaged directly in work with respect to and for the benefit of the Property;

(iv)              monies expended in paying for the food, lodging and other reasonable needs of the persons referred to in clause (ii) hereof;

(v)               monies expended or set aside for environmental remediation and reclamation;

(vi)              all costs and expenses related to the preparation of Programs and reporting as to the results thereof;

(vii)             all costs and expenses related to the preparation of a Feasibility Report;

(viii)            all costs and expenses related to preparation of a Production Program; and

(ix)              an overhead charge payable to the Operator equal to 10% of all Expenditures, other than the overhead charge referred to in this clause, for unallocable overhead and head office expenses and all other expenses relating to supervision and management of all work done with respect to and for the benefit of the Project. This overhead charge is reduced to 5% on Expenditures incurred with the consent of the Operator by any designee (including affiliate) of the Operator with such percentage to be added to the invoice of the Operator’s designee.

provided that such amounts expended shall be Qualified Expenditures; and

(x)               working capital requirements for the initial four months of operation of the Taseko Property as a mine or such longer period as may be reasonably justified in the circumstances.

(k)               “Extent of Participation” means $650,000 for NDM and $200,000 for RCW.

(l)               “Interest” means the undivided beneficial percentage working or participating interest earned by each of NDM or RCW in the Property (subject to any liabilities to which the Property are subject) calculated as follows:

Total amount of Expenditures funded by the Optionee
divided by
the total Expenditures on the Property since January 1, 2003 as of the Earn-In Date

(m)               “Joint Venture” means the joint venture to be formed as of the Participation Date between Taseko and the Participating Optionees in respect of the Property upon each Optionee having earned its Interest.

(n)               “Joint Venture Agreement” means the joint venture agreement to be entered into between Taseko and the Participating Optionees as provided for in Article 4 hereof.

(o)               “Optionee” means NDM or RCW.

(p)               “Operator” means Taseko or such other third party that Taseko appoints to carry out Expenditures.

(q)               “Other Tenements” means all surface rights of and to any lands within the perimeter of the Taseko Property including surface rights held in fee or under lease, licence, easement, right of way or other rights of any kind (and all renewals, extensions and amendments thereof or substitutions therefor) acquired by or on behalf of the parties with respect to the Taseko Property.

(r)               “Participant” means any party having an Interest and its successors and permitted assigns. “Participants” means collectively all parties having an Interest and their respective successors and permitted assigns.

(s)               “Participation Date” shall have the meaning determined in accordance with paragraph 3.8.

(t)               “Participating Optionees” means the Optionees who, following the Participation Date applicable to such Optionee, form the joint venture referred to in Article 4.

(u)               “Program” means, as the context requires:

(i)               any program to carry out work and incur Expenditures on the Property; or

(ii)              a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during such Program, the estimated Expenditures to be incurred in carrying out such work and the area of the Property on which such work is to be undertaken;

and shall include any amendments to a Program as may be agreed upon by Taseko and the Optionees.

(v)               “TSX” means the TSX Venture Exchange.

(w)                “Property” means the mining properties, claims, interest and other rights comprised by the mineral claims more particularly described in Schedule 1 and shall include any renewal thereof and any other form of successor or substitute title therefor, and shall include any other mineral properties, claims or interest made part of the Property pursuant to this Agreement.

(x)               “Tax Act” means the Income Tax Act (Canada) as amended and in force from time to time.

(y)               “Qualified Expenditure” means an expense, incurred by the Issuer in carrying out any part of the Program, that qualifies as CEE.

1.2               This Agreement shall be read with such changes in gender or number as the context shall require.

1.3               The headings to the articles, paragraphs, parts or clauses of this Agreement and the table of contents are inserted for convenience only and shall not affect the construction hereof.

1.4               Unless otherwise stated, a reference herein to a numbered or lettered article, paragraph, clause or schedule refers to the article, paragraph, clause or schedule bearing that number or letter in this Agreement. A reference to “this” article, paragraph, clause or schedule means the article, paragraph, clause or schedule in which the reference appears. A reference to “this Agreement”, “hereof”, “hereunder”, “herein” or words of similar meaning, means this agreement including the schedules hereto, together with any amendments thereof.

1.5               All dollar amounts expressed herein refer to lawful currency of Canada.

1.6               Wherever interest is chargeable under this Agreement, unless otherwise specifically provided, interest will be at the specified per annum rate, calculated daily and compounded on the last day of each calendar month. For the purposes hereof, the Prime Rate in effect for each day of a month shall be equal to the Prime Rate declared at noon on the first Business Day of that month. For greater certainty, the daily interest rate chargeable will be the specified per annum rate divided by the number of days in that calendar year.

1.7               A reference to a statute, regulation or other legislation herein shall be deemed to extend to and include any amendments thereto and successor legislation.

1.8               The following schedules are incorporated into this Agreement by reference:

Schedule	Description
1	Description of Property
2	Form of Call Notice

1.9               This Agreement shall be construed and governed by the laws in force in the Province of British Columbia and, except as provided in Article 16, the courts of said Province shall have exclusive jurisdiction to hear and determine all disputes arising hereunder. Each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This paragraph shall not be construed to affect the rights of a party to enforce a judgment or award outside the said Province, including the right to record or enforce a judgment or award in any jurisdiction in which Assets are situated.

1.10              If any provision of this Agreement is or shall become illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and subsisting and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1                Each party represents and warrants to the other parties with respect to such party that:

(a)               it is a body corporate duly incorporated, organized and validly subsisting under the laws of British Columbia;

(b)               it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)               neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement or instrument to which it is a party;

(d)                the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents or directors’ or shareholders’ resolutions or any judgement, order, law or governmental or administrative regulation or restriction applicable to it; and

(e)               all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder.

2.2               Taseko represents and warrants to the Optionees that:

(a)               the mineral claims and other interests comprising the Property are accurately described in Schedule 1, are presently in good standing under the laws of British Columbia and, except as noted in Schedule 1, are free and clear of all liens, charges and financial encumbrances;

(b)               Taseko owns 100% of the issued shares of Gibraltar Mines Ltd. and has the exclusive right to enter into this Agreement and to dispose of an interest in the Property in accordance with the terms of this Agreement;

(c)               Gibraltar Mines Ltd. is, subject to any royalties held by third parties, the sole recorded holder of legal and beneficial title to the mineral claims referred to in Schedule 1;

(d)               any mineral claims included in the Property as described in Schedule 1 have been properly and legally staked, recorded,tagged and maintained;

(e)               there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims and other interests comprising the Property, nor to the knowledge of Taseko is there any basis therefore or interest therein, and there are no other agreements or options to acquire or purchase the Property or any portion thereof, and no person has any other royalty or other interest whatsoever in production from any part of the Property;

(f)               no proceedings are pending for and Taseko is unaware of any basis for the institution of any proceedings leading to the dissolution or winding-up of Taseko or the placing of Taseko into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(g)               the Property and its existing and prior uses comply with and Taseko is not in violation of and has not violated in connection with its ownership, use, maintenance or operation of the Property, any applicable federal, provincial, municipal or local laws, regulations, orders or approvals, including environmental, health safety and similar matters; and

(h)               the performance of this Agreement will not be in violation of or conflict the memorandum and articles of Taseko or any agreement to which Taseko is a party and will not give any person or company right to terminate or cancel any agreement or any right enjoyed by Taseko and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of Taseko.

2.3               The representations, warranties, covenants, agreements and conditions herein set out upon which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Optionees, and each party will indemnify and save the others harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement (including, without limitation, legal fees and disbursements).

ARTICLE 3

OPTION AND EXPLORATION PROGRAMS

3.1               Taseko hereby grants to the Optionees the rights to earn Interests in the Property by providing Taseko with funds equal to their Extent of Participation, to be utilized by Taseko in making Expenditures on the Property for and on behalf of the Optionees.

3.2               The Interest earned by the Optionees hereunder will be deemed to be earned rateably as Expenditures are incurred by Taseko on behalf of the Optionees.

3.3               The Optionees will retain Taseko to incur or cause to be incurred on behalf and for the account of each Optionee, the Expenditures required pursuant to this Article 3 and Taseko may retain Hunter Dickinson Inc. or such other third party (herein referred to as a “Designee”) as it deems appropriate to incur, on behalf of the Optionees, the Expenditures required by this Article 3.

3.4               Taseko shall deliver to or cause to be delivered to each Optionee, on a monthly basis and within 20 days of the month-end, a statement of the Expenditures actually incurred during the preceding month. The Optionee may question the accuracy of any such statement, by written notice to Taseko delivered within thirty (30) days following the receipt by the Optionee of such statement. Upon delivery by Taseko of a notice questioning the accuracy of such statement, the matter shall be referred to Taseko’s independent Chartered Accountants for final determination. If Taseko’s independent Chartered Accountants are unable or unwilling to make such determination, the matter may be referred to arbitration in accordance with Article 6. If Taseko’s accountant or the arbitrator, as the case may be, determines that Taseko’s statement was accurate (within one percent (1%)), no other action shall be taken with respect thereto and the costs of such audit or arbitration, as the case may be, shall be borne by the Optionee. Otherwise the statement shall be corrected and Taseko will pay the audit or arbitration cost.

3.5               During the currency of the earn-in rights under this Article 3, Taseko or its Designee shall act as Operator for the purpose of carrying out work and incurring Expenditures. All such work and Expenditures shall be in accordance with one or more Programs prepared by Taseko in consultation with each Optionee and delivered to each Optionee at least five (5) Business Days prior to the date such work is to commence. Any amendments to any Program shall similarly be prepared by Taseko in consultation with each Optionee and delivered to each Optionee at least five (5) Business Days prior to the date such amendments are to take effect. Taseko shall have final decision over all Programs provided that the anticipated Expenditures shall at least be such as to allow each Optionee to earn its respective Interest in accordance with this Article 3.

3.6               During the currency of each Optionee’s rights pursuant to Article 3 hereunder, each Optionee or its representatives, at their own risk and expense, and upon giving Taseko reasonable prior notice, may access the Property at all reasonable times and inspect all records prepared by Taseko in connection with work done on or with respect to the Property, pursuant to this Agreement.

3.7               At any time prior to the Participation Date, each Optionee may, subject to Taseko’s Call right referred to in Article 6 of this Agreement, terminate this Agreement so long as it is not in default of any of its obligations under this Agreement by giving notice in writing to that effect to Taseko. In the event of termination, each Optionee shall have no further interest in the Property (except for any Interest each Optionee has earned before the termination of the Agreement); provided, however, that each Optionee shall remain liable solely for any amount owing respecting Expenditures incurred on its behalf and all other unsettled obligations arising from its activities carried on for its benefit in respect of the Property.

3.8               Subject to earlier termination hereunder and provided that Taseko has not exercised its Call right referred to in Article 5 of this Agreement, the Participation Date for each Optionee shall be that date which is the earliest of:

(a)               150 days after the date the Optionee has earned the maximum Interest available hereunder by incurring or having caused to be incurred in the aggregate the amount equal to that Optionee’s Extent of Participation in accordance with the terms of this Agreement;

(b)               150 days after the date the Optionee ceases to provide funding for further Expenditures; and

(c)               150 days after the date the Optionee refers to, in a notification to Taseko, that the Optionee will not incur further Expenditures on the Property.

3.9               At the close of business on the date which is the later of the Participation Date as between the Optionees the Participating Optionees shall, together with Taseko, form the Joint Venture referred to in Article 4.

ARTICLE 4

JOINT VENTURE

4.1               Following the Participation Date, Taseko and the Participating Optionees will form a Joint Venture for the purpose of carrying out further exploration, development and production work on the Property and will use their commercially reasonable best efforts to negotiate and execute a Joint Venture Agreement, said agreement to have standard Rocky Mountain Mineral Law Foundation terms and shall include, but not be limited to, the following provisions:

(a)                the initial interests of each of the Participating Optionees in the Joint Venture will be the Interest each Optionee has earned pursuant to this Agreement and the interest of Taseko will be 100% less these amounts less any royalty interests held by third parties;

(b)               Taseko shall be the initial operator of the Joint Venture and Taseko shall be the operator as long as Taseko has at least 50%;

(c)               the operations of the Joint Venture will be overseen by a management committee, with each party to have voting rights on such committee equal to their Interest in the Joint Venture;

(d)               Parties will have 15 days following adoption of a work program to elect to participate therein and invoices rendered to participating parties in respect of any work program shall be payable within 30 days; and

(e)               Each party will grant to the others the right of first refusal with respect to the sale of such party’s interest in the Joint Venture.

ARTICLE 5

EARNED INTEREST AND TASEKO’S CALL

5.1               On the Earn-In Date NDM and RCW shall have undivided Interests determined according to Article 3 and Taseko shall have the remaining undivided Interest aggregating 100%.

5.2               For a period of 150 days after the Earn-In Date, Taseko shall have the exclusive right to purchase all, but not less than all (the “Call”), of each Optionee’s Interest in the Property providing such purchase is completed within 60 days from the Call Notice to each Optionee, subject to such 60 day period being extended by any period reasonably required by Taseko (using always its reasonable efforts to complete the Call) necessitated by the requirements of any regulatory authority or due to any delay in any Optionee providing information reasonably necessary to complete the Call or any delay caused by any other reason beyond the reasonable control of Taseko. The Call Notice shall be initiated in the form attached as Schedule 2.

5.3               The Call may be exercised in cash or in consideration of the issuance of Taseko common shares (at Taseko’s election). Subject to rateable adjustment for lesser Interests earned, the acquisition price of each Optionee’s called Interest to Taseko shall be equal to the sum of a number of Taseko shares (or cash equivalent) valued as provided for in Article 5.4 calculated as 110% of the Expenditures incurred by or for the account of each Optionee to earn its Interest, the total Taseko shares (or cash equivalent) hereof being herein the “Call Price”.

5.4               The common shares of Taseko to be issued upon exercise of the Call shall be valued at the weighted average 10-day trading prices (last trade price in the day times volume for the trade day over 10 days; then the sum divided by the total volume over the 10 day period) of Taseko’s common shares as quoted on the TSX for the 10 trading days prior to the date of the call notice after Taseko provides each Optionee with notice of its intention to exercise the Call.

ARTICLE 6

ARBITRATION

6.1               Any matter required or permitted to be referred to arbitration pursuant to this Agreement will be determined by a single arbitrator to be appointed by the parties hereto.

6.2               Any party may refer any such matter to arbitration by written notice to the others and, within ten days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

6.3               If the parties cannot agree on a single arbitrator as provided in paragraph 6.1, or if the person appointed is unwilling or unable to act, either party may request the court to appoint a single arbitrator in accordance with the Commercial Arbitration Act of the Province of British Columbia (the “Act”).

6.4               Except as specifically provided in this Article, an arbitration hereunder shall be conducted in accordance with the Act. The arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this Article. After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration shall be paid as specified in the award. The parties agree that the award of the single arbitrator shall be final and binding upon each of them and shall not be subject to appeal.

ARTICLE 7

NOTICE

7.1               Any notice, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by mailing the same (first class postage prepaid) or by sending the same by facsimile transfer or other similar form of telecommunication, in each case addressed as follows:

(a)	If to Taseko, at: Suite 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6 Attention: Ronald Thiessen Fax: (604) 684-8092

(b)	If to NDM, at: Suite 1020-800 West Pender Street, Vancouver, British Columbia, V6C 2V6 Attention: Bruce Youngman Fax: (604) 684-8092

(c)	If to RCW, at: Suite 1020-800 West Pender Street, Vancouver, British Columbia, V6C 2V6 Attention: Rene Carrier Fax: (604) 684-8092

7.2               Any notice, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the day it was delivered and, if mailed, shall be deemed to have been given and received on the third Business Day following the day of mailing, except in the event of disruption of the postal service in which event notice shall be deemed to be received only when actually received and, if sent by facsimile transfer or other similar form of telecommunication, shall be deemed to have been given or received on the next Business Day following the day on which it was so sent.

7.3               Any party may at any time give to any other party notice in writing of any change of address of the party giving such notice or of notice of an assignment giving contact information of a new party, and from and after the giving of such notice, the address therein specified shall be deemed to be the address of such party for the purposes of giving notice hereunder. Any change of address notice shall include a contact number for the sending of notices by telecommunication hereunder.

ARTICLE 8

FORCE MAJEURE

8.1               No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, earthquake, explosion, strikes, lockouts or other industrial disturbances, power line failures; laws, rules and regulations or orders of any duly constituted court or governmental authority; or nonavailability of materials or transportation (each an “Intervening Event”).

8.2               All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in this Article, plus an additional time period reasonable in the circumstances.

8.3               A party relying on the provisions of this Article will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

8.4               A party relying on the provisions of this Article shall give notice to the other party forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.

8.5               No party claiming force majeure has any obligation to accede to labour demands in strike or lockout situations.

ARTICLE 9

GENERAL PROVISIONS

9.1               This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

9.2                No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will:

(a)               be valid unless it is in writing and stated to be a consent or waiver hereunder;

(b)               be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

(c)               constitute a general waiver under this Agreement; or

(d)               eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

9.3               The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

9.4               All payments to be made to any party hereunder may be made by cheque or draft mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Such bank or banks shall be deemed the agent of the designating party for the purpose of receiving, collecting and receipting such payment.

9.5               If any party (a “Defaulting Party”) is in default of any requirement herein set forth, the other party may give written notice to the Defaulting Party specifying the default. The Defaulting Party shall not lose any rights under this Agreement unless, within 30 days after the giving of notice of default by the other party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance or the Defaulting Party fails to dispute the notice of default. Upon any such failure, the other party shall be entitled to seek any remedy it may have on account of such default.

9.6               Time shall be of the essence in the performance of this Agreement.

9.7               This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.8               If any right, power or interest of any party in any property under this Agreement would violate the rule against perpetuities, then such right, power, or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II, living on the date of execution of this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly effective and agreed to as of the 1st day of December, 2003.

TASEKO MINES LIMITED

Per:

Ronald W. Thiessen
Authorized Signatory

NORTHERN DYNASTY RESOURCES LTD.

Per:

Bruce Youngman
Authorized Signatory

ROCKWELL VENTURES INC.

Per:

Rene Carrier
Authorized Signatory

SCHEDULE 2

To a Farmout and Joint Venture Agreement between Taseko Mines Limited., Northern Dynasty Minerals Ltd. and Rockwell Ventures Inc. dated for reference the 1st day of December, 2003.

CALL NOTICE

Date	•

TO:	• . which has acquired an Interest pursuant to the Farmout and Joint Venture Agreement dated for reference the 1st day of December, 2003.

Taseko hereby gives you notice that it intends to purchase your Interest in the Property by the issuance of • Taseko Shares valued at $• each. Our calculation pursuant to paragraphs 5.3 and 5.4 is attached.

Please confirm your preparedness to accept the foregoing consideration.

TASEKO MINES LIMITED

Per:

Authorized Signatory

Receipt of the foregoing Call terms are acknowledged this ___ day of _______________ , 2003.

•

Per:

Authorized Signatory